Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of GX Acquisition Corp. (the “Company’) on Amendment No. 3 to Form S-4 (File No. 333-252402) of our report dated March 3, 2021 except for the effects of the restatement discussed in Note 2 and Note 12 as to which the date is May 24, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the financial statements of the Company as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

June 4, 2021